EXHIBIT INDEX

(11) Opinion and consent of counsel as to the legality of the securities being registered.

(16)(a) Directors' Power of Attorney to sign Amendments to this Registration Statement dated Jan. 7, 2004.

(17)(c) Prospectus, dated Oct. 30, 2003, for AXP Variable Portfolio - Capital Resource Fund, AXP Variable Portfolio - Blue Chip Advantage Fund and AXP Portfolio - Stock Fund.

(17)(d) Statement of Additional Information, dated Oct. 30, 2003, for AXP Variable Portfolio - Capital Resource Fund, AXP Variable Portfolio - Blue Chip Advantage Fund and AXP Portfolio - Stock Fund.

(17)(f)  Prospectus Supplement, dated  Jan. 6, 2004  for  AXP Portfolio -
         Stock Fund.

(17)(g)  Prospectus Supplement, dated Nov. 19, 2003 for AXP Variable Portfolio
         - Capital Resource Fund, AXP Variable Portfolio - Blue Chip Advantage Fund and AXP Portfolio - Stock Fund.